Exhibit 23.5
Consent of Independent Registered Public Accounting Firm
We consent to the use through incorporation by reference herein from the Current Report on Form 8-K of Kinder Morgan, Inc. dated September 23, 2005 of our report dated February 2, 2005, except as to notes 2 and 20(b), which are as of September 20, 2005, and our comments by auditors for U.S. readers on Canada – U.S. reporting difference dated February 2, 2005, except as to notes 2 and 20(b), which are as of September 20, 2005, with respect to the consolidated statements of financial position of Terasen Inc. as of December 31, 2004 and 2003, and the related consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2004.
We also consent to the use through incorporation by reference herein from the Current Report on Form 8-K of Kinder Morgan, Inc. dated September 23, 2005 of our report dated February 2, 2005, except as to note (a), which is as of September 20, 2005, and our comments by auditors for U.S. readers on Canada – U.S. reporting difference dated February 2, 2005, except as to note (a), which is as of September 20, 2005, with respect to the related supplemental information of Terasen Inc. entitled “Reconciliation With United States Generally Accepted Accounting Principles and Conversion to United States Dollars” as of December 31, 2004 and 2003 and for the years then ended.
We also consent to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Chartered Accountants
Vancouver, Canada
October 13, 2005